Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRA Group, Inc.:

We consent to the use of our reports dated March 12, 2019 with respect to the consolidated balance sheets of PRA Group, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference herein.
/s/ KPMG LLP
Norfolk, Virginia
March 26, 2019